Exhibit 10(i)

Southwest Bank
           An M&I Bank

April 2, 2008

Siboney Learning Group, Inc. and
Siboney Corporation
Mr. William D. Edwards, President
325 N. Kirkwood Rd., #300
St. Louis, MO 63122

Dear Mr. Edwards:

This Letter Agreement (the “Agreement”) is made and entered into as of this 2nd day of April 2008 by and between Siboney Learning Group, Inc. and Siboney Corporation (the “Borrower”) and Southwest Bank, an M&I Bank (the “Lender”).

Borrower covenants that so long as any obligation is owed to Lender or Lender has any outstanding commitment to lend to Borrower, under the terms and conditions of (i) that certain Promissory Note dated as of April 2, 2008 in the principal amount of up to $1,500,000.00 (the “Revolving Credit Limit”) executed by Borrower in favor of Lender (the “Revolving Loan”), and (ii) that certain Promissory Note dated as of April 2, 2008, in the principal amount of $709,197.92, executed by Borrower in favor of Lender (the “Term Loan”) or under any note(s) evidencing a loan, (the “Note(s)”) and all extensions, renewals or modifications of the Note(s). The Revolving Loan(s) and Term Loan collectively are called (the “Loan(s)”):

Note(s) and all indebtedness (the “Obligations”) include, without limitation all obligations, indebtedness and liabilities arising pursuant to or in connection with any interest rate swap transaction, basis swap, forward rate transaction, interest rate option, price risk hedging transaction or any similar transaction between the Borrower and Lender:

1.	Lender shall have received the following security documents (the “Security Documents”) in form and substance satisfactory to Lender:

	(i)	The Note(s);
	(ii)	General Business Security Agreements from Siboney Learning Group, Inc. and Siboney Corporation, dated as of June 1, 2003;
	(iii)	UCC Financing Statements as required by Lender;
	(iv)	Organization Perfection Certificates from Siboney Learning Group, Inc. and Siboney Corporation;
	(v)	Subordination Agreement signed by Timothy J. Tegeler; and
	(vi)	Subordination Agreement signed by Lewis B. Shepley.

2.	Borrower shall furnish to Lender, as soon as available, such financial information respecting Borrower as Lender from time to time requests, and without request furnish to Lender:

(i)
Within 120 days after the end of each fiscal year of Borrower, a consolidated balance sheet of Siboney Corporation and its subsidiaries as of the close of such fiscal year and related consolidated statements of income and retained earnings and cash flow for such year all in reasonable detail and satisfactory in scope to Lender, prepared in accordance with generally accepted accounting principles applied on a consistent basis, audited by an independent certified public accountant of Borrower, selected by borrower and acceptable to Lender.

(ii)
Within 45 days after the end of each quarter, a balance sheet of Borrower as of the end of such quarter and related statements of income and retained earnings and cash flow for the period from the beginning of the fiscal year to the end of such quarter, prepared in accordance with generally accepted accounting principles applied on a consistent basis certified, subject to normal year-end adjustments, by a financial representative of Borrower.

3.	Borrower shall timely perform and observe the following financial covenant(s), calculated in accordance with generally accepted accounting principles applied on a consistent basis:

(i)
Maintain at all times an EBITDA of not less than $1,075.00 on March 31, 2008, $620,000.00 on June 30, 2008, $890,000.00 on September 30, 2008 and $1,256,000.00 on December 31, 2008, tested quarterly. “EBITDA” shall mean, for any period, operating income for such period plus all amounts deducted in arriving at such operation income in respect of (i) all interest expense with respect to all indebtedness, (ii) all taxes imposed on or measured by income or excess profits (whether deferred or paid), (iii) all charges for depreciation of fixed assets and (iv) charges for amortization of intangibles.

4.
This Letter Agreement amends and restates in its entirety a Letter Agreement dated April 2, 2007 between Siboney Learning Group, Inc. and Siboney Corporation (the “Borrower”) and Southwest Bank of St. Louis (the “Lender”).

5.
As required by the terms of the Subordination Agreements referenced above, Lender hereby consents to the form, terms, provisions and conditions of, and arrangements contemplated by (i) that certain Note and Warrant Purchase Agreement dated as of March 21, 2007 to be executed by and among Borrower, Timothy J. Tegeler and Lewis B. Shepley, in the form attached hereto as Exhibit A, (ii) the 10% Subordinated Secured Note to be executed by Borrower in favor of Timothy J. Tegeler in form attached hereto as Exhibit B, (iii) the 10% Subordinated Secured Note to be executed by Borrower in favor of Lewis B. Shepley in the form attached hereto as Exhibit C, (iv) the Warrant to be given by Siboney Corporation in favor of Timothy J. Tegeler in the form attached hereto as Exhibit D, (v) the Warrant to be given by Siboney Corporation in favor of Lewis B. Shepley in the form attached hereto as Exhibit E and (vi) the Security Agreement to be executed by Borrower in favor of Timothy J. Tegeler and Lewis B. Shepley in the form attached hereto as Exhibit F (collectively, the “Subordinated Debt Documents”).

A breach of any term or condition in this Agreement or Obligations shall constitute an additional event of default under the Note(s) and Lender may, at its option, declare the Note(s) due and payable, and may pursue all remedies available to it with regard to the Note(s). The undersigned shall reimburse Lender for all expenses incurred by it in protecting or enforcing its rights under this Note(s), including without limitation, costs of administration of the Note(s) and costs of collection before and after judgment, including reasonable attorney’s fees and legal expenses.

In the case of any ambiguity or conflict between this Agreement, any note evidencing a Loan, or any Security Document, this Agreement will govern.

Please confirm your acknowledgment and acceptance of the terms and conditions of this Agreement by signing and dating below.

Very truly yours,	Very truly yours,

By: /s/ Mandy Pitzer	By: /s/ Kevin Prunty
Mandy Pitzer	Title: Senior Vice President

Accepted and Agreed as of March 28, 2008

Siboney Learning Group, Inc.	Siboney Corporation

By: /s/ William D. Edwards, Jr.	By: /s/ William D. Edwards, Jr.
William D. Edwards, President	William D. Edwards, Executive Vice President

By: /s/ Rebecca M. Braddock	By: /s/ Rebecca M. Braddock
Rebecca Braddock, Secretary	Rebecca Braddock, Secretary